Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS CONVERTIBLE PROMISSORY NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS CONVERTIBLE PROMISSORY NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS CONVERTIBLE PROMISSORY NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS CONVERTIBLE PROMISSORY NOTE.

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

CONVERTIBLE PROMISSORY NOTE DUE [●], 20261

Issuance Date: July [●], 2026	Principal Amount: US$[●]

FOR VALUE RECEIVED, Green Circle Decarbonize Technology Limited, a Cayman Islands exempted company (the “Company”), hereby promises to pay to the order of [Target Capital 1, LLC] or its registered assigns (“Holder”) the amount set forth above as the original principal amount (the “Principal”) when due on [●] (the “Maturity Date”), or upon acceleration, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Default Interest (as defined below) rate as set forth herein until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof). This Convertible Promissory Note (this “Note”) is issued to the Holder as of the date set forth above as the Issuance Date (the “Issuance Date”) by the Company. Certain capitalized terms used herein are defined in Section 21.

1. PAYMENTS OF PRINCIPAL.

On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest on such Principal, together with all other amounts then due and owing under this Note.

2. INTEREST RATE; DEFAULT RATE.

(a) This Note shall not accrue any interest from the Issuance Date unless and until the occurrence of an Event of Default (as defined herein) as the Note was issued with an original issue discount of US$[●].2

(b) From and after the occurrence and during the continuance of any Event of Default, the Note shall commence accruing interest at a rate per annum equal to twenty percent (20%) (the “Default Interest”)provided, however, that in no event shall the Default Interest exceed the maximum rate permitted by applicable law. Default Interest shall be due and payable on the first Trading Day of each calendar month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), then the Note shall cease accruing Default Interest effective as of the day immediately following the date of such cure; provided that the Default Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1 6 months from Issuance Date

2 representing an original issuance discount of twenty percent (20%) of the Principal

3. CONVERSION OF NOTE. This Note shall be convertible into validly issued, fully paid and non-assessable Ordinary Shares (the “Conversion Shares”) on the terms and conditions set forth in this Section 3.

(a) Conversion Right. At any time after the initial Closing, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into Conversion Shares in accordance with Section 3(b), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Conversion Share upon any conversion. If the issuance would result in the issuance of a fraction of a share of Ordinary Shares, the Company shall round such fraction of a share of Ordinary Shares up to the nearest whole share; provided that no Ordinary Share shall be issued at a discount to its par value. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount. If the Company fails or refuses to deliver any legal opinion required to be delivered by it (or to cause its counsel to deliver any such opinion) under this Note or the other Transaction Documents, or required to permit the removal of any restrictive legend or the issuance of Conversion Shares without a restrictive legend, and the Holder obtains such legal opinion at its own expense, the Company shall promptly reimburse the Holder for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Holder in connection therewith, and, at the Holder’s election, any such amount not so reimbursed shall be added to, and shall thereafter constitute, outstanding Principal under this Note for all purposes (including, without limitation, the accrual of Default Interest under Section 2 and the application of the Default Principal Increase under Section 4(c)).

(b) Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, prepaid or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and (z) all other amounts then due and owing under this Note with respect to such portion of the Principal (including, without limitation, any Default Principal Increase, any liquidated damages, and any costs, fees and expenses reimbursable to the Holder, in each case to the extent allocable to such portion of the Principal).

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, the greater of (i) US$[●]3 per share (the “Floor Price”), which Floor Price shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) 80% of the lowest closing price of the Ordinary Shares on the Principal Market during the five (5) Trading Days immediately prior to the date of the Conversion Notice. Notwithstanding the foregoing, on each Floor Adjustment Date, the Floor Price shall be adjusted to the Adjustment Floor Price. “Adjusted Floor Price” means, as determined on each six month anniversary of the Initial Issuance Date (each, an “Floor Adjustment Date”), the lower of (i) the Floor Price then in effect and (ii) 20% of the lower of (x) the NYSE closing price of the Ordinary Shares as of the Trading Day ended immediately prior to such applicable Floor Adjustment Date and (y) the quotient of (I) the sum of each NYSE closing price of the Ordinary Shares on each Trading Day of the five (5) Trading Day period ended on, and including, the Trading Day ended immediately prior to such applicable Floor Adjustment Date, divided by (II) five (5). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period. The Adjusted Floor Price may only decrease and shall never be increased above the Adjusted Floor Price then in effect. The Conversion Price shall not at any time fall below the par value of the Ordinary Shares.

3 Equal to 20% of the NYSE Minimum Price at pricing

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(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall deliver to the Company (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). If required pursuant to Section 3(c)(iii) hereof, within two Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 12(b)). On (i) the same Trading Day on which the Company has received a Conversion Notice, in the case of a Conversion Notice received by the Company at or prior to 12:00 p.m., New York time, on a Trading Day, and (ii) 11:00 a.m., New York time, on the Trading Day immediately following the date on which the Company has received a Conversion Notice, in the case of a Conversion Notice received by the Company after 12:00 p.m., New York time, or on a day that is not a Trading Day (or such earlier date as required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Ordinary Shares issuable pursuant to such Conversion Notice), the Company shall (1) provided that its transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if its transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 12(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date. If the Company fails, for any reason or for no reason, to deliver to the Holder the Conversion Shares to which the Holder is entitled by the applicable delivery deadline set forth in this Section 3(c)(i) (a “Delivery Failure”), then, in addition to all other remedies available to the Holder, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each US$1,000 of Conversion Shares (based on the applicable Conversion Price) subject to such Delivery Failure, the sum of (1) $20 per Trading Day (increasing to $35 per Trading Day on the fifth (5th) Trading Day after such Delivery Failure and on each Trading Day thereafter) until such Conversion Shares are delivered or the Holder rescinds the applicable conversion, and (2) the product of (x) the number of such Conversion Shares and (y) the difference between the highest trade price and the lowest trade price of the Ordinary Shares on the Principal Market during the period beginning on the applicable Conversion Date and ending on the date on which such Conversion Shares are delivered to the Holder’s prime broker and are available to be sold by the Holder. The Company agrees to maintain, at all times while this Note remains outstanding, a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program. In addition, if, on or after the applicable delivery deadline, the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of Conversion Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, at the Holder’s election, (A) pay in cash to the Holder the amount, if any, by which the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds the product of (x) the aggregate number of Conversion Shares that the Company was required to deliver multiplied by (y) the price at which the sell order giving rise to such Buy-In was executed, and (B) either reinstate the portion of this Note and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its delivery obligations hereunder. Nothing herein shall prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law

(ii) Reserved.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holder of the Note and the principal amount of the Note (the “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holder or holders of the Note shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. The Registered Note may, subject to Section 20 hereof, be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of the Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within three (3) Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

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(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d)(i). For purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding Ordinary Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Ordinary Shares to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the Excess Shares shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

(ii) Principal Market Regulation. The Company shall not issue any Ordinary Shares upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares which the Company may issue upon conversion of the Note or otherwise pursuant to the terms of this Note without breaching the Company’s obligations under the rules or regulations of the Principal Market, except that such limitation, if applicable, shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of Ordinary Shares in excess of such amount.

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4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s default under this Note or the other Transaction Documents, including a failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note, the other Transaction Documents;

(ii) the Company fails to issue Ordinary Shares without any restrictive legend or to remove any restrictive legend on any certificate (including by book entry) for any Ordinary Shares issued to the Holder pursuant to this Note within two (2) Trading Days after (A) receipt by the Company of an executed Conversion Notice or (B) if the Holder has shares with a restrictive legend upon the Holder’s written notice to remove such legend, in either case together with an opinion of counsel to the Holder that no restrictive legend is required;

(iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within thirty (30) days of their initiation;

(iv) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law; or

(v) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(vi) other than as specifically set forth in another clause of this Section 4(a), the Company breaches any representation or warranty in any material respect (other than representations or warranties subject to materiality limitations, which may not be breached in any respect) or any covenant or other term or condition of this Note or any other Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(vii) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over it, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document, subject to a cure period of ten (10) Trading Days;

(viii) the Company shall fail to be current in its filings under the Securities Act of 1933, as amended, and the Exchange Act, including, without limitation, any reports on Form 20-F;

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(ix) the Ordinary Shares shall be delisted from the Principal Market or suspended from the Principal market and such suspension shall continue for more than five (5) consecutive Trading Days;

(x) the Company shall fail to file any registration statement covering the resale of the Conversion Shares (and any other Ordinary Shares issuable under the Transaction Documents) within the time period required under the Registration Rights Agreement or any other Transaction Document;

(xi) the Company replaces, removes, terminates or fails to maintain its transfer agent, or appoints any successor or additional transfer agent, in each case without the prior written consent of the Holder, or the Company at any time appoints, replaces its transfer agent with, or otherwise engages or uses any transfer agent that is not a participant in good standing in the DTC Fast Automated Securities Transfer Program;

(xii) the Company fails at any time to reserve and keep available out of its authorized and unissued Ordinary Shares the full number of Ordinary Shares required to be reserved pursuant to Section 8;

(xiii) the Company’s transfer agent ceases to participate in, or the Ordinary Shares cease to be eligible for, the DTC Fast Automated Securities Transfer Program or processing through the Deposit/Withdrawal at Custodian system, or the Ordinary Shares otherwise cease to be eligible for deposit at, or become subject to any restriction, “chill” or freeze imposed by, The Depository Trust Company;

(xiv) at any time the Holder is unable to rely on the registration statement required by the Resale Registration Statement covering the resale of the Conversion Shares (whether by reason of suspension, withdrawal, the registration statement not being effective, the prospectus not being current or otherwise), and such failure or condition shall not be cured within five (5) Business Days.

(b) Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall immediately, and in no event more than one (1) Calendar Day of its discovery of such Event of Default, deliver written notice thereof via electronic mail to the Holder.

(c) Remedies. Immediately upon the occurrence of any Event of Default, the outstanding Principal of this Note shall automatically be increased by twenty percent (20%) (the “Default Principal Increase”), without any further action by the Holder or the Company, and such increased amount shall thereafter constitute Principal for all purposes of this Note (including, without limitation, accrual of Default Interest under Section 2). The Default Principal Increase shall be in addition to, and not in lieu of, the Default Interest payable under Section 2 and any other rights or remedies available to the Holder. Upon the occurrence of an Event of Default and at any time thereafter, Holder may at its option: (a) declare the entire Principal Amount, together with all accrued Interest thereon, immediately due and payable, and (b) exercise any or all of its rights, powers, or remedies under the Transaction Documents or applicable law or available in equity.

5. ADJUSTMENTS OF THE CONVERSION PRICE.

(a) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of the Note the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(a) with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 5(a) (including, without limitation, provisions for adjustments of the Conversion Price and the number of Ordinary Shares issuable upon conversion of the Note) shall be applicable after that event as nearly equivalent as may be practicable.

(b) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding Ordinary Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of the Note shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(c) Calculations. All calculations under this Section 5 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

(d) Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of the Note to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided that in no event shall the Conversion Price be reduced below the par value of the Ordinary Shares.

(e) Floor Price Reset Upon Dilutive Issuances. For so long as at least ten percent (10%) of the Principal of this Note remains outstanding, if the Company issues or sells, or is deemed to have issued or sold, any Ordinary Shares, common equity, convertible notes, convertible preferred shares, warrants or other Ordinary Share Equivalents (as defined in the Securities Purchase Agreement) for a consideration per Ordinary Share, or with a sale, conversion, exercise or exchange price per Ordinary Share (as the case may be), less than the Floor Price then in effect (such lower price, the “Reset Price”), then simultaneously with such issuance or sale the Floor Price shall be automatically reduced to equal the Reset Price. This adjustment shall apply to each such issuance or sale and is in addition to, and independent of, the periodic six-month adjustment of the Floor Price to the Adjusted Floor Price set forth in Section 3(b). For the avoidance of doubt, the Floor Price may only be decreased, and shall never be increased, pursuant to this Section 5(e). Notwithstanding anything to the contrary in this Section 5(e), no issuance, sale or deemed issuance of the Ordinary Shares issuable under the ELOC (as defined in the Securities Purchase Agreement) shall constitute a dilutive issuance for purposes of, or trigger any adjustment to the Floor Price under, this Section 5(e). Notwithstanding anything to the contrary in this Section 5(e), no issuance, sale or deemed issuance of Ordinary Shares or Ordinary Share Equivalents pursuant to (a) any equity incentive plan approved by the board of directors of the Company, (b) any employee share purchase plan, or (c) any director compensation arrangement shall constitute a dilutive issuance for purposes of, or trigger any adjustment to the Floor Price under, this Section 5(e).

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of the Company’s Memorandum and Articles of Association or other charter documents, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any Ordinary Shares receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares upon the conversion of this Note. In addition, for so long as any portion of this Note remains outstanding, the Company shall not, directly or indirectly, declare, pay, set aside or make, or agree to declare, pay, set aside or make, any dividend or other distribution (whether in cash, securities, property or otherwise) on, or any redemption, repurchase or other acquisition of, any of its Ordinary Shares or other equity securities, in each case without the prior written consent of the Holder.

7. VARIABLE RATE TRANSACTION PROTECTION. For so long as any portion of the Note remains outstanding, the Company shall not, directly or indirectly, issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase, or other disposition of) any equity security or equity-linked security, including any debt, preferred shares or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exercisable or exchangeable for Ordinary Shares or Ordinary Share Equivalents (as defined in the Securities Purchase Agreement), at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, Ordinary Shares at any time after the initial issuance of such debt, preferred shares or other instrument or security, or with a floating conversion, exercise or exchange price or a conversion, exercise or exchange price subject to being reset at some future date after the initial issuance of such debt, preferred shares or other instrument or security, or that is subject to or may be adjusted as a result of a subsequent issuance or offering of Ordinary Shares or Ordinary Share Equivalents, including by way of one or more reset(s) to a fixed price, or that is subject to or contains any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, and any of the foregoing offerings or issuances (any such security or agreement, a “Variable Rate Transaction”); provided, however, that the issuance of the Ordinary Shares issuable under the ELOC (as defined in the Securities Purchase Agreement) shall not constitute a Variable Rate Transaction. In addition, for so long as any portion of the Note remains outstanding, the Company shall not have in force and effect any existing Variable Rate Transaction. Any Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

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8. RESERVATION OF AUTHORIZED SHARES. So long as the Note remains outstanding, the Company shall at all times reserve at least 300% of the number of Ordinary Shares as shall from time to time be necessary to effect the conversion of the Note then outstanding (without regard to any limitations on conversions and assuming such Note remains outstanding until the Maturity Date) at the Floor Price then in effect.

9. PREPAYMENT. Subject to the Holder’s right to convert the Note pursuant to Section 3, the Company may, upon not less than ten (10) Trading Days’ prior written notice to the Holder (during which period the Holder may elect to convert any or all of the outstanding Principal and accrued Interest), prepay all or any portion of the Outstanding Amount at a price equal to 110% of the portion of the Outstanding Amount so prepaid. As used in this Note, the “Outstanding Amount” means, as of any date of determination, the sum of (i) the then-outstanding Principal, plus (ii) all accrued and unpaid Interest thereon through such date, plus (iii) all other amounts then due and owing under this Note and the other Transaction Documents (including, without limitation, any Default Principal Increase, any accrued and unpaid Default Interest, any liquidated damages and any costs, fees and expenses reimbursable to the Holder). In addition, if the closing price of the Common Stock on the Principal Market is below the Floor Price then in effect for any five (5) consecutive Trading Days (a “Floor Price Trigger Event”), then, at any time following such Floor Price Trigger Event, the Holder may, in its sole discretion, by written notice to the Company (a “Cash Settlement Election”), require the Company to pay to the Holder in cash an amount (the “Floor Settlement Payment”) equal to the quotient obtained by dividing (x) 110% of the Outstanding Amount as of the date of such Cash Settlement Election by (y) the number of whole calendar weeks then remaining between the date of such Cash Settlement Election and the Maturity Date (which number shall in no event be less than one (1)). In satisfaction of each Cash Settlement Election, the Company shall, at its option, either (a) pay the Floor Settlement Payment in cash by wire transfer of immediately available funds to an account designated in writing by the Holder within five (5) Business Days following the Company’s receipt of the related Cash Settlement Election, or (b) draw on the ELOC (as defined in the Securities Purchase Agreement) gross proceeds in an amount equal to the Floor Settlement Payment, and apply one hundred percent (100%) of such gross proceeds to the payment of the Floor Settlement Payment , such draw or draws and the related payment to be completed as promptly as practicable and permitted under the ELOC; provided that, if the Company has not drawn gross proceeds equal to the Floor Settlement Payment and completed the related prepayment within twenty (20) Business Days following the related Cash Settlement Election, the Company shall pay the portion of the Floor Settlement Payment in excess of the gross proceeds so drawn and applied in cash pursuant to clause (a) within two (2) Business Days thereafter. A separate Cash Settlement Election may be made in respect of each Floor Price Trigger Event, and multiple Floor Price Trigger Events (and corresponding Cash Settlement Elections) may occur while this Note remains outstanding. For the avoidance of doubt, the Holder’s rights under this paragraph are in addition to, and not in lieu of, the Holder’s right to convert the Note pursuant to Section 3 and any other rights or remedies of the Holder under this Note or the other Transaction Documents.

10. MANDATORY PREPAYMENT FROM FUTURE CAPITAL RAISES. If, at any time while any portion of this Note remains outstanding, the Company (or any of its subsidiaries) consummates any financing or capital raise (whether through the issuance of debt, equity, equity-linked securities or any combination thereof, and whether in a public offering, private placement, registered direct offering, PIPE, at-the-market offering or otherwise) (each, a “Subsequent Financing”), then, upon the written demand of the Holder delivered at any time after the closing of such Subsequent Financing, the Company shall apply fifty percent (50%) of the gross proceeds of such Subsequent Financing to the prepayment of the outstanding Principal and accrued and unpaid Interest of this Note at a price equal to 110% of the sum of (i) the Principal so prepaid plus (ii) all accrued and unpaid Interest thereon through the prepayment date plus (iii) all other amounts then due and owing under this Note and the other Transaction Documents in respect of the portion so prepaid (including, without limitation, any Default Principal Increase, any accrued and unpaid Default Interest, any liquidated damages and any costs, fees and expenses reimbursable to the Holder). The Company shall provide the Holder with prior written notice of any Subsequent Financing not later than two (2) Trading Days prior to the closing thereof, together with reasonable detail regarding the gross proceeds and material terms of such Subsequent Financing. The Holder may, by written notice delivered to the Company at any time prior to the closing of a Subsequent Financing, elect to have all or any portion of the amounts payable under this Section satisfied directly out of the gross proceeds of such Subsequent Financing at the closing thereof, in which case the Company shall cause such amounts to be paid to the Holder by wire transfer of immediately available funds concurrently with, and as a condition to, the closing of such Subsequent Financing. Any amounts payable under this Section that are not so satisfied at such closing shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by the Holder within two (2) Trading Day following the Holder’s written demand. This Section is in addition to, and not in lieu of, any other rights or remedies of the Holder under this Note or the other Transaction Documents (including, without limitation, the Holder’s conversion rights under Section 3). Notwithstanding anything to the contrary in this Section, and no other draw, put, sale or issuance of Ordinary Shares under or pursuant to the ELOC (as defined in the Securities Purchase Agreement) shall constitute a Subsequent Financing for purposes of, or trigger any mandatory prepayment obligation under, this Section. For the avoidance of doubt, nothing in this Section shall be deemed to permit the Company to solicit, negotiate, enter into or consummate any Subsequent Financing that is otherwise prohibited by, or that requires the prior consent, approval or waiver of the Holder under, this Note or any other Transaction Document (including, without limitation, any standstill or restriction on the Company’s incurrence of indebtedness or issuance of securities), and the Company’s obligations under this Section apply in addition to, and not in limitation of, any such restriction or consent, approval or waiver requirement.

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11. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note; provided, however, that no such change, waiver or, as applied to the Note held by any particular holder of the Note, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Note, (ii) disproportionally and adversely affect any rights under the Note of any holder of any other portion of the Note; or (iii) modify any of the provisions of, or impair the right of any holder of the Note under this Section 11.

12. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or prepayment of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least US$1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of a new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest.

13. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the closing date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

14. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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15. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in writing with an e-mail copy to the last address provided by the Holder or its agents in writing to the Company. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 15 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, to which the Holder has consented pursuant to Section 6, or (B) for determining rights to vote with respect to any transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

16. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

17. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Arizona. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively by arbitration to be administered by Mediation and Civil Arbitration, Inc. d/b/a RapidRuling (www.rapidruling.com) in accordance with its Commercial Arbitration Rules effective at the time a claim is made (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitrators shall be appointed by RapidRuling. The place of arbitration shall be New York, New York, and any hearing shall be held via video or telephone conference. The parties hereto agree that no objection shall be taken to the decision, order or award of the tribunal following any such hearing on the basis that the hearing was held by video or telephone conference. The parties hereto consent to electronic service of process, with service to be made to the following email addresses the Company: [●], with a copy to dnauth@nauth.com, and Investor: shapiro.dmitriy@gmail.com, with a copy to [●]. All such service of process may come from the opposing party’s email listed here, efile@rapidruling.com. The parties hereto shall list all said email addresses as “safe senders” (or other whitelist) and are responsible to check their “SPAM” and “junk” type incoming messages on a daily basis. In any such arbitration award, the arbitrator shall require the breaching party (if any), as finally determined by the arbitrator, to pay the non-breaching Party’s costs and expenses (including such non-breaching party’s reasonable attorneys’ fees, arbitration costs, court costs, and other expenses) associated with enforcing the Note and collecting any judgment related thereto. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

18. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

19. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

20. ASSIGNMENT. Neither this Note nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note and/or the rights contained herein may be assigned without the Company’s consent by the Holder to any other entity who controls, is controlled by or is under common control with the Holder.

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21. CERTAIN DEFINITIONS. For purposes of this Note, the following words and terms shall have the following meanings:

(a) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (as that term is used in Section 13(d) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage, for each Conversion Notice tendered to the Company.

(b) “Business Day” means a Calendar Day other than a Saturday, Sunday or any other Calendar Day which is a federal legal holiday in the United States or any Calendar Day on which the commercial banks in the City of New York are required by law or other governmental action to close, provided that the commercial banks in the City of New York shall not be deemed to be required to be closed due to a “stay at home,” “shelter in place,” “non-essential employee” or similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such Calendar Day.

(c) “Calendar Day” means each and every day of the week (Sunday, Monday, Tuesday, Wednesday, Thursday, Friday and Saturday).

(d) “Ordinary Shares” means (i) the Company’s ordinary shares, US$0.001 par value per share, and (ii) any capital stock into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(e) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(f) “Principal Market” means the NYSE American LLC.

(g) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of July [●], 2026, by and among the Company, the Holder and the other purchasers party thereto

(h) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July [●], 2026, by and among the Company, the Holder and the other purchasers party thereto.

(i) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The NYSE American LLC (or any successor thereto) is open for trading of securities.

(j) “Transaction Documents” means this Note, the Securities Purchase Agreement, the Registration Rights Agreement, the Common Warrants (as defined in the Securities Purchase Agreement), the Lock-Up Agreements (as defined in the Securities Purchase Agreement), the ELOC (as defined in the Securities Purchase Agreement), the Transfer Agent Instruction Letter (as defined in the Securities Purchase Agreement) and the Escrow Agreement (as defined in the Securities Purchase Agreement).

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

By:
Name:	Chan Kam Biu Richard
Title:	Chief Executive Officer

EXHIBIT I

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by Green Circle Decarbonize Technology Limited, a Cayman Islands exempted company (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into ordinary shares, US$0.001 par value per share (the “Ordinary Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of Ordinary Shares to be issued:

Please issue the Ordinary Shares into which the Note is being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __, _____________

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

E-mail Address:

Exhibit I – Conversion Notice